Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Wednesday March, 19, 2008
SPARTECH ANNOUNCES RESTRUCTURING AND IMPROVEMENT MEASURES

ST. LOUIS, March 19, 2008 — Spartech Corporation (NYSE:SEH) announced today the next step in its ongoing performance improvement plan.
The Company has announced a restructuring effort resulting in a reduction in its overall headcount of 350 positions, representing approximately 10% of the total workforce. The headcount reduction, which includes both manufacturing and office personnel, is expected to be substantially completed within the next few days. As part of this effort, the Company also announced plans to shut down production at its Mankato, Minnesota sheet facility and to relocate this business to other Spartech production facilities. Completion of the Mankato consolidation initiative is expected by August 2008.
Myles Odaniell, Spartech’s Chief Executive Officer stated, “Since I assumed my position in January, I have been evaluating the Company’s operational structure and strategies while leading the development of a comprehensive plan designed to substantially improve our performance. The reduction in personnel that was effective today and the Mankato consolidation are actions that will allow us to better align our costs with the current economic and demand environment and better position Spartech for the long term.”
Mr. Odaniell continued, “This action has been carefully considered at all levels of management and we expect it to have no impact on our ability to serve our customers. A significant portion of the Mankato production will be moved to existing available capacity and we will take all necessary actions to ensure seamless customer transitions. While we regret the need to terminate valued employees, this action is consistent with our intent to build a low-cost infrastructure and improve our competitive position. We will continue to work on additional steps to substantively improve our company as a part of our ongoing performance improvement plan.”
The Company expects the restructuring actions included in this release will reduce consolidated operating expenses by approximately $9 million in fiscal 2008 and $16 million on an annual prospective basis after completion, and result in approximately $3 million of restructuring expenses consisting mostly of cash-related items.
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Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.5 billion.

SPARTECH CORPORATION
ANNOUNCES FURTHER PROFIT IMPROVEMENT MEASURES

Safe Harbor For Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact the Company’s operations and results include:
(a)	adverse changes in economic or industry conditions including global supply and demand conditions and prices for products of the types we produce;

(b)	the ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(e)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(f)	our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs;

(g)	our inability to predict accurately the costs to be incurred or savings to be achieved in connection with announced production plant restructurings;

(h)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(i)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(j)	our inability to achieve operational efficiency goals or cost reduction initiatives;

(k)	our inability to develop and launch new products successfully,

(l)	restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments;

(m)	possible weaknesses in our internal controls; and

(n)	our ability to successfully complete the implementation of a new enterprise resource planning computer system.
We assume no duty to update our forward-looking statements, except as required by law.